Exhibit 8(a)

[Form of Tax Opinion]

[LETTERHEAD OF CLEARY, GOTTLIEB, STEEN & HAMILTON]

January [ ], 2004

Bank of America Corporation

100 N. Tryon St.

Charlotte, North Carolina 28255

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (as amended through the date hereof, the “Registration Statement”) of Bank of America Corporation, a Delaware corporation (“Bank of America”), relating to the proposed merger of FleetBoston Financial Corporation, a Rhode Island corporation, with and into Bank of America.

We have participated in the preparation of the discussion set forth in the section entitled “MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” in the Registration Statement. In our opinion, such discussion, insofar as it relates to matters of United States federal income tax law, is accurate in all material respects.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

CLEARY, GOTTLIEB, STEEN & HAMILTON

By: